UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50865 (Commission File Number)	13-3607736 (IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California (Address of principal executive offices)	91355 (Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.

Item 8.01 Other Events.

On May 23, 2005, we were named as a defendant in a complaint filed in the Superior Court for the State of California for the County of Los Angeles: Wayman Wendell Cheatham, M.D. v. MannKind Corporation, Case No. BC333845. In the complaint, Dr. Cheatham, who had been a Corporate Vice President of our company until May 2, 2005, claims that we breached the terms of his Executive Severance Agreement and that his employment was wrongfully terminated after he alleged that we made false statements in a March 17, 2005 letter to the Food and Drug Administration (FDA), in which we requested a meeting to obtain guidance related to the manufacturing process for Technosphere® Insulin. He is seeking damages alleged to be in excess of $2,000,000, punitive damages and attorney’s fees.

Dr. Cheatham raised allegations of wrongdoing related to the March 17, 2005 letter in a meeting called to discuss other matters by Alfred Mann, our Chairman and Chief Executive Officer, on April 10, 2005. Our senior management promptly investigated and found no basis for the allegations. Dr. Cheatham subsequently communicated his allegations to our Board of Directors. The Board directed the Audit Committee to engage an independent counsel to investigate the allegations of filing false information. After conducting its investigation, the independent counsel reported to the Audit Committee on May 23, 2005 that it found no wrongdoing by our company. The Audit Committee voted unanimously to accept the independent counsel’s report, as did our Board of Directors at its regular meeting on May 24, 2005.

As a result of receiving the complaint, we have learned that after the termination of his employment Dr. Cheatham notified the FDA of certain of his allegations related to the March 17, 2005 letter. Although the FDA has not contacted us yet regarding Dr. Cheatham’s allegations, we will respond fully to any queries from the agency.

We believe that Dr. Cheatham’s claims are without merit and that his allegations related to the March 17, 2005 letter are unfounded. We will vigorously defend against the claims that Dr. Cheatham has advanced in his lawsuit; however, no assurances can be made that we will be successful in defending against his claims. If we are not successful, we could be forced to make a significant settlement or judgment payment to Dr. Cheatham. The litigation will result in costs and could divert management’s attention and resources, any of which could adversely affect our business, results of operations or financial position. We are also concerned that, despite the findings by the independent counsel and despite the endorsement of the independent counsel’s report by our Board of Directors, investors could give undue weight to Dr. Cheatham’s allegations, resulting in damage to our reputation, or the FDA could begin an investigation, either of which could adversely affect the trading price of our common stock.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ DAVID THOMSON
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary

Dated: June 7, 2005

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